EXHIBIT 10(af)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the or this “Agreement”), dated as of the 10th day of November, 2003, to be effective as of the 1st day of December, 2003, by and among BB&T CORPORATION, a North Carolina corporation (“BB&T”), BRANCH BANKING AND TRUST COMPANY, a North Carolina chartered commercial bank (the “Employer”), and BARBARA F. DUCK (the “Employee”).

R E C I T A L S:

BB&T, the Employer and its Affiliates (as defined in Section 2a) are engaged in the banking and financial services business. The Employee is experienced in, and knowledgeable concerning, the material aspects of such business. The Employee heretofore has been employed as an Executive Vice President of the Employer. BB&T and the Employer desire to employ the Employee as a Senior Executive Vice President of both BB&T and the Employer and the Employee desires to be employed by BB&T and the Employer in each such capacity. Furthermore, BB&T and the Employer desire to provide the Employee certain disability, severance and supplemental retirement benefits in addition to those provided by the employee benefit plans of BB&T and the Employer. BB&T, the Employer and the Employee desire to provide for the employment of the Employee as a Senior Executive Vice President of both BB&T and the Employer pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein and the compensation BB&T and the Employer agree herein to pay the Employee, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, BB&T, the Employer and the Employee agree as follows:

1. Effect of Prior Agreements. This Agreement expresses the whole and entire agreement between the parties with reference to the employment and service of the Employee and supersedes and replaces any prior employment agreements, understandings or arrangements (whether written or oral) among BB&T, the Employer and the Employee. Without limiting the foregoing, the Employee agrees that this Agreement satisfies any rights she may have had under any prior agreement or understanding with the Employer and BB&T with respect to her employment by the Employer and BB&T.

2. Definitions. Wherever used in this Agreement, including, but not limited to, the Recitals, Sections 1 and 2, the following terms shall have the meanings set forth below (unless otherwise indicated by the context) and such meanings shall be applicable to both the singular and plural form (except where otherwise expressly indicated):

a. “Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

b. “Change of Control” means the earliest of the following dates:

(i) the date any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its Affiliates, excluding employee benefit plans of the Employer or BB&T, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of the Employer or BB&T representing twenty percent (20%) or more of the combined voting power of the Employer’s or BB&T’s then outstanding voting securities (excluding the acquisition of securities of the Employer by an entity at least eighty percent (80%) of the outstanding voting securities of which are, directly or indirectly, beneficially owned by BB&T); or

(ii) the date when, as a result of a tender offer or exchange offer for the purchase of securities of BB&T (other than such an offer by BB&T for its own securities), or as a result of a proxy contest, merger, share exchange, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two-year period during the Term constitute BB&T’s Board of Directors, plus new directors whose election or nomination for election by BB&T’s shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such two-year period (“Continuing Directors”), cease for any reason during such two-year period to constitute at least two-thirds (2/3) of the members of such Board of Directors; or

(iii) the date the shareholders of BB&T approve a merger, share exchange or consolidation of BB&T with any other corporation or entity regardless of which entity is the survivor, other than a merger, share exchange or consolidation which would result in the voting securities of BB&T outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving or acquiring entity) at least sixty percent (60%) of the combined voting power of the voting securities of BB&T or such surviving or acquiring entity outstanding immediately after such merger or consolidation; or

(iv) the date the shareholders of BB&T approve a plan of complete liquidation or winding-up of BB&T or an agreement for the sale or disposition by BB&T of all or substantially all of BB&T’s assets; or

(v) the date of any event (other than a “merger of equals” as hereinafter described in this subparagraph b) which BB&T’s Board of Directors determines should constitute a Change of Control.

Notwithstanding the foregoing, the term “Change of Control” shall not include any event which the Board of Directors of BB&T (or, if the event described in clause (ii) above has occurred, a majority of the Continuing Directors), prior to the occurrence of such event, specifically determines, for the purpose of this Agreement or employment agreements with other executives that contain substantially similar provisions, is a “merger of equals” (regardless of the form of the transaction), unless a majority of the Continuing Directors revokes such specific determination within one year after occurrence of the event that otherwise would constitute a Change in Control (a “MOE Revocation”). The parties to this Agreement agree that any determination concerning whether a transaction is a “merger of equals” shall be solely within the discretion of the Board of Directors of BB&T or a majority of the Continuing Directors, as the case may be.

c. “Code” means the Internal Revenue Code of 1986, as amended, and rules and regulations issued thereunder.

d. “Commencement Month” means the first day of the calendar month next following the month in which falls the Employee’s Termination Date.

e. “Compensation Continuance Period” means the period of time over which the Employee is receiving Termination Compensation pursuant to the provisions of Section 8.

f. “Computation Period” means the twelve (12) consecutive month period beginning with the Commencement Month and each anniversary of the Commencement Month.

g. “Confidential Information” means all non-public information that has been created, discovered, developed or otherwise become known to the Employer, BB&T or their Affiliates other than through public sources, including, but not limited to, all inventions, processes, data, computer programs, software, digital intellectual property, marketing plans, customer lists, depositor lists, budgets, projections, new products, information covered by the Trade Secrets Protection Act, N.C. Gen. Stat., Chapter 66, §§152 to 162, and other information owned by the Employer, BB&T or their Affiliates which is not public information.

h. “Excise Tax” means the excise tax on excess parachute payments under Section 4999 of the Code (or any successor or similar provision thereof), including any interest or penalties with respect to such excise tax.

i. “Good Reason” means the occurrence of any of the following events without the Employee’s express written consent:

(i) the assignment to the Employee of duties inconsistent with the position and status of the offices and positions of the Employer and/or BB&T held by the Employee as of December 1, 2003; or

(ii) a reduction by the Employer or BB&T in the Employee’s pay grade or annual base salary as then in effect; or

(iii) the exclusion of the Employee from participation in the Employer’s or BB&T’s employee benefit plans in effect as of, or adopted or implemented on or after, December 1, 2003, as the same may be improved or enhanced from time to time during the Term; or

(iv) any purported termination of the employment of the Employee by the Employer or BB&T which is not effected in accordance with this Agreement.

j. “Just Cause” means one or more of the following: the Employee’s personal dishonesty; gross incompetence; willful misconduct; breach of a fiduciary duty involving personal profit; intentional failure to perform stated duties; willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; conviction of a felony or of a misdemeanor involving moral turpitude; unethical business practices in connection with the Employer’s or BB&T’s business; misappropriation of the Employer’s or BB&T’s assets (determined on a reasonable basis) or those of their Affiliates; or material breach of any other provision of this Agreement; provided, that the Employee has received written notice from the Employer or BB&T of such material breach and such breach remains uncured for a period of thirty (30) days after the delivery of such notice. For purposes of this provision, no act or failure to act, on the part of the Employee, shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without a reasonable belief that the Employee’s action or omission was in the best interests of the Employer and BB&T.

k. “Pension Plan” means the BB&T Corporation Pension Plan, a tax qualified defined benefit pension plan, as the same may be amended from time to time.

l. “Person” means any individual, person, partnership, limited liability company, joint venture, corporation, company, firm, group or other entity.

m. “Term” means the term of the Employee’s employment under this Agreement as provided in Section 4.

n. “Termination Compensation” means a monthly amount equal to one-twelfth (1/12th) of the highest amount of the annual cash compensation (including cash bonuses and other cash-based benefits, including for these purposes amounts earned or payable whether or not deferred) received by the Employee during any one of the five (5) calendar years immediately preceding the calendar year in which falls her Termination Date; provided, that if the cash compensation received by the Employee during the Termination Year exceeds the highest amount of the annual cash compensation received by her during any one of the immediately preceding five (5) calendar years, the cash compensation received by the Employee during the Termination Year shall be deemed to be her highest amount of annual cash compensation.

o. “Termination Date” means the date the Employee’s employment is terminated.

p. “Termination Year” means the calendar year in which falls the Employee’s Termination Date.

3. Employment. During the Term (as defined in subparagraph m of Section 2 and Section 4), the Employee shall be employed as a Senior Executive Vice President of both BB&T and the Employer. The Employee shall have such duties and responsibilities as are commensurate with each such position. The Employee shall also serve on such committees and task forces of BB&T and the Employer, including, without limitation, the Executive Management Committee of BB&T, as she may be appointed from time to time by BB&T, the Employer or their Boards of Directors. Notwithstanding the foregoing, in no event shall the failure to appoint or reappoint the Employee to any committee or task force of BB&T or the Employer be treated as a breach of this Agreement by BB&T or the Employer, or as a termination of the employment of the Employee. The Employee hereby accepts and agrees to such employment, subject to the general supervision and pursuant to the orders, advice, and direction of the Employer, BB&T and their Boards of Directors. The Employee shall perform such duties as are customarily performed by one holding such positions in other same or similar businesses or enterprises as that engaged in by the Employer and BB&T, and shall also additionally render such other services and duties as may be reasonably assigned to her from time to time by the Employer or BB&T, consistent with her positions.

4. Term of Employment. The Term shall commence as of December 1, 2003, and shall terminate on November 30, 2008, unless extended or shortened as provided in this Agreement. As of the first day of each calendar month commencing January 1, 2004, the Term shall be automatically extended, without any further action by BB&T, the Employer or the Employee, for an additional calendar month; provided, however, that on any one month anniversary date BB&T, the Employer or the Employee may serve notice to the other parties to fix the Term to a definite five-year period from the date of such notice and no further automatic extensions shall occur. Notwithstanding the foregoing, the Term shall not be extended beyond the first day of the calendar month next following the date on which the Employee attains age sixty-five (65). The Term, as it may be extended pursuant to this Section 4, or, as it may be shortened in accordance with Section 7 or 8, is hereinafter referred to as the “Term.”

5. Compensation.

a. For all services rendered by the Employee to the Employer and BB&T under this Agreement, the Employer or BB&T shall pay to the Employee, during the Term, a minimum annual base salary at a rate not less than $230,000, payable in accordance with the standard payroll practices and procedures of the Employer or BB&T applicable to all officers. Any salary increase payable to the Employee shall be determined in accordance with the Employer’s or BB&T’s annual salary plan, and shall be based on the Employer’s and/or BB&T’s performance and the performance of the Employee.

b. The Employee shall continue to participate in any bonus or incentive plans, whether any such plan provides for awards in cash or securities, made available to officers similarly situated to the Employee, as such plan or plans may be modified from time to time, or such other similar plans for which the Employee may become eligible and designated a participant.

c. Except as otherwise specifically provided in this Agreement, for as long as the Employee is employed by the Employer and BB&T, the Employee also shall be entitled to receive, on the same basis as other similarly situated officers of the Employer or BB&T, employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, life, and accident insurance and similar indirect compensation which the Employer or BB&T may from time to time extend to its officers.

d. If, during the Term, the Employee becomes eligible for benefits under the Pension Plan and retires, the Employee shall be eligible to participate in the same retiree health care program provided to other retiring employees at the time. During the Compensation Continuance Period, the Employee shall be deemed to be an “active employee” of the Employer for purposes of participating in the Employer’s or BB&T’s health care plan and for purposes of satisfying any age and service requirements under the Employer’s or BB&T’s retiree health care program. Thus, if the Employee has not satisfied either the age or service requirement (or both) under the Employer’s or BB&T’s retiree health care program at the time payment of her Termination Compensation begins, but satisfies the age or service requirement (or both) at the time such Termination Compensation payments end, she shall be deemed to have satisfied the age or service requirement (or both) for purposes of the Employer’s or BB&T’s retiree health care program as of the date her Termination Compensation payments end. For purposes of satisfying any service requirement under the Employer’s or BB&T’s retiree health care program, the Employee shall be credited with one year of service for each Computation Period which begins and ends during the Compensation Continuance Period.

6. Covenants of the Employee.

a. To the extent and subject to the limitations provided in the following subsections of this Section 6 (whichever subsection may be applicable), upon termination of the Employee’s employment for any reason, including but not limited to the expiration of the Term, the Employee shall not directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever, engage in the banking and financial services business, which includes, but it is not limited to, consumer, savings, commercial banking and the insurance and trust businesses, or the savings and loan or mortgage banking business, or any other business in which the Employer, BB&T or their Affiliates are engaged, anywhere in the States of North Carolina and South Carolina and in any county outside of North Carolina and South Carolina contiguous to North Carolina or South Carolina, nor shall the Employee solicit, or assist any other Person in so soliciting, any depositors or customers of the Employer, BB&T or their Affiliates, or induce any then or former employees to terminate their employment with the Employer, BB&T or their Affiliates, except that this Section 6a shall not be read to prohibit the investment described in the last sentence of Section 9.

b. If the Employee terminates her employment with the Employer or BB&T for Good Reason at any time, the Employee shall be subject to the non-competition and non-solicitation provisions of Section 6a until the earlier of: (i) the first anniversary of the Employee’s Termination Date; or (ii) the date as of which the Employee ceases to receive any further Termination Compensation because of her breach of the non-competition or non-solicitation provisions of Section 6a. However, if the Employee terminates her employment with the Employer or BB&T for Good Reason within twelve (12) months after a Change of Control or, if later, within ninety (90) days after a MOE Revocation (as defined in Section 2b), subparagraph c below shall apply, not this subparagraph b.

c. If the Employee terminates her employment with the Employer or BB&T for any reason within twelve (12) months after a Change of Control, or, if later, within ninety (90) days after a MOE Revocation, the Employee shall not be subject to the non-competition and non-solicitation provisions of Section 6a.

d. If the Employee terminates her employment with the Employer or BB&T for any reason other than Good Reason at any time (except within twelve (12) months after a Change of Control, or, if later, within ninety (90) days after a MOE Revocation), the Employee shall be subject to the non-competition and non-solicitation provisions of Section 6a.

e. If the employment of the Employee is terminated by the Employer or BB&T at any time for Just Cause, the Employee shall not be subject to the non-competition and non-solicitation provisions of Section 6a.

f. If the employment of the Employee is terminated by the Employer or BB&T for any reason other than Just Cause at any time (except within twelve (12) months after a Change of Control, or, if later, within ninety (90) days after a MOE Revocation), the Employee shall be subject to the non-competition and non-solicitation provisions of Section 6a until the earlier of: (i) the first anniversary of the Employee’s Termination Date; or (ii) the date as of which the Employee ceases to receive any further Termination Compensation because of her breach of the non-competition or non solicitation provisions of Section 6a. If the employment of the Employee is terminated by the Employer or BB&T for any reason other than Just Cause within twelve (12) months after a Change of Control, or, if later, within ninety (90) days after a MOE Revocation), the Employee shall not be subject to the non-competition and non-solicitation provisions of Section 6a.

g. During the Term and at any time thereafter, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, the Employee shall not, without the written consent of the Boards of Directors of the Employer and BB&T, or a person authorized thereby, disclose to any person, other than an employee of the Employer, BB&T or an Affiliate thereof, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of her duties as an employee of the Employer or BB&T, any Confidential Information obtained by her while in the employ of the Employer or BB&T, unless such information has become a matter of public knowledge at the time of such disclosure.

h. The covenants contained in this Section 6 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law. The Employee agrees that the restraints imposed in this Section 6 are necessary for the reasonable and proper protection of the Employer, BB&T and their Affiliates and that each and every one of the restraints is reasonable in respect to such matter, length of time and the area. The Employee further acknowledges that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 6 and, accordingly, the Employee agrees to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin the Employee from violating any such covenants.

7. Disability. If, by reason of a physical or mental disability during the Term, the Employee is unable to carry out the essential functions of her employment pursuant to this Agreement for twelve (12) consecutive months, her employment hereunder may be terminated by action of the Board of Directors of the Employer or BB&T determining to do so upon one month’s notice to be given to the Employee at any time after the period of twelve (12) consecutive months of disability and while such disability continues. If, prior to the expiration of the one-month period after the giving of such notice, the Employee shall recover from such disability and return to the full-time active discharge of her duties hereunder, then such notice shall be of no further force and effect and the Employee’s employment shall continue as if the same had been uninterrupted. If the Employee shall not so recover from her disability and return to her duties, then her employment shall terminate on the date which coincides with the expiration of such one month’s notice. During the first twelve (12) consecutive months of the period of the Employee’s disability, the Employee shall continue to earn all compensation (including bonuses and incentive compensation) to which the Employee would have been entitled as if she had not been disabled, such compensation to be paid at the time, in the amounts, and in the manner provided in Section 5a, inclusive of any compensation received pursuant to any applicable disability insurance plan of the Employer or BB&T. Thereafter, the Employee shall receive compensation to which she is entitled under any applicable disability insurance plan of the Employer or BB&T. In the event a dispute arises between the Employee and the Employer or BB&T concerning the Employee’s physical or mental disability or ability to continue or return to the performance of her duties as aforesaid, the Employee shall submit, at the expense of the Employer and BB&T, to examination by a competent physician mutually agreeable to the parties, and her opinion as to the Employee’s capability to so perform shall be final and binding. Upon termination of the Employee’s employment by reason of disability, the Term shall end.

8. Termination; Termination Compensation and Other Post Termination Benefits.

a. If the Employee shall die during the Term, this Agreement and the employment relationship hereunder shall automatically terminate on the date of death, which date shall be her Termination Date, and, thus, the last day of the Term.

b. The Employer or BB&T shall have the right to terminate the Employee’s employment under this Agreement at any time for Just Cause upon written notice to the Employee as provided in subparagraph i below. In the event the employment of the Employee is terminated by the Employer or BB&T for Just Cause, the Employee shall have no right to receive compensation (such as Termination Compensation) or other benefits (including the special SERP enhancement benefits described in Section 8f) under this Agreement for any period after such termination.

c. The Employer or BB&T may terminate the Employee’s employment under this Agreement other than for Just Cause at any time upon written notice to the Employee as provided in subparagraph i below. In the event the Employer or BB&T terminates the employment of the Employee under this Agreement pursuant to this subparagraph c, the Employee shall be entitled to the following compensation and benefits:

(i) The Employee shall receive Termination Compensation each month during the period described in subparagraph (ii) below, subject, however, to the Employee’s compliance with the non-competition and non-solicitation provisions of Section 6a for a one-year period following the Employee’s Termination Date.

(ii) Termination Compensation shall be paid to the Employee each month until the end of the Term [that is, Termination Compensation shall be paid to the Employee each month during the period commencing with the Commencement Month and ending on the earlier of (1) or (2), where (1) is the first day of the month next following the month in which the Employee attains age sixty-five (65), and (2) is the date that coincides with the expiration of the sixty-month period which began with the Commencement Month], such Termination Compensation to be payable at the time compensation would have been paid to the Employee in accordance with Section 5a.

(iii) The Employer and BB&T shall use their best efforts to accelerate vesting of any unvested benefits of the Employee under any employee stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plan or arrangement.

(iv) The Employer shall make available to the Employee, at the Employer’s cost, outplacement services by such entity or person as shall be designated by the Employer, with the cost to the Employer of such outplacement services not to exceed $20,000.

(v) The Employee shall continue to participate (treating the Employee as an “active employee” of the Employer for this purpose) in the same group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group employee benefit plan or program for which officers of the Employer generally are eligible, on the same terms as were in effect prior to the Employee’s Termination Date, either under the Employer’s or BB&T’s plans or comparable plans or coverage, for the Compensation Continuance Period.

(vi) The Employee shall be entitled to the special enhanced SERP benefits described in subparagraph f below.

The Termination Compensation and other benefits provided for in this subparagraph c shall be paid by the Employer or BB&T in accordance with the standard payroll practices and procedures in effect prior to the Employee’s Termination Date. If the Employee breaches any of the covenants set forth in Section 6a of this Agreement prior to the first anniversary of her Termination Date, the Employee shall not be entitled to receive any further Termination Compensation or benefits pursuant to this Section 8c from and after the date of such breach.

d. If (i) the employment of the Employee is terminated for any reason other than Just Cause or the Employee’s death, regardless of whether the Employer or BB&T or the Employee initiates such termination, within twelve (12) months after a Change of Control (or, if later, within ninety (90) days after a MOE Revocation), or (ii) the Employee terminates her employment at any time for Good Reason, the Employee shall be entitled to the following compensation and benefits:

(i) Termination Compensation shall be paid to the Employee each month until the end of the Term [that is, Termination Compensation shall be paid to the Employee each month during the period commencing with the Commencement Month and ending on the earlier of (1) or (2), where (1) is the first day of the month next following the month in which the Employee attains age sixty-five (65), and (2) is the date that coincides with the expiration of the sixty-month period which began with the Commencement Month], such Termination Compensation to be payable at the time such compensation would have been paid to the Employee in accordance with Section 5a.

(ii) The Employer and BB&T shall use their best efforts to accelerate vesting of any unvested benefits of the Employee under any employee stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plan or arrangement.

(iii) The Employer shall make available to the Employee, at the Employer’s cost, outplacement services by such entity or person as shall be designated by the Employer, with the cost to the Employer of such outplacement services not to exceed $20,000.

(iv) The Employee shall continue to participate (treating the Employee as an “active employee” of the Employer for this purpose) in the same group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group employee benefit plan or program for which officers of the Employer generally are eligible, either under the Employer’s or BB&T’s plans or comparable plans or coverage, for the Compensation Continuance Period, on the same terms as were in effect either (A) at her Termination Date, or (B) if such plans and programs in effect prior to the Change of Control or prior to the MOE Revocation were, considered together as a whole, materially more generous to the officers of the Employer, than at the date of the Change of Control or at the date of the MOE Revocation, as the case may be.

(v) The Employee shall be entitled to the special enhanced SERP benefits described in subparagraph f below.

The Termination Compensation and other benefits provided for in this subparagraph d shall be paid by the Employer or BB&T in accordance with the standard payroll practices and procedures in effect prior to the Employee’s Termination Date, a Change of Control or MOE Revocation, as appropriate. In accordance with Section 6b, if the Employee terminates her employment at any time for Good Reason (except within twelve (12) months after a Change of Control, or, if later, within ninety (90) days after a MOE Revocation), the Employee shall be subject to the covenants set forth in Section 6a for the one-year period following her Termination Date. If the Employee breaches Section 6a of this Agreement prior to the first anniversary of her Termination Date, the Employee shall not be entitled to receive any further Termination Compensation or benefits pursuant to this Section 8d from and after the date of such breach.

Should the circumstances of the termination of the employment of the Employee result in application of both subparagraphs c and d, subparagraph d shall be deemed to apply and control.

e. If the Employee terminates her employment for any reason other than Good Reason and such termination does not occur within twelve (12) months after a Change of Control (or, if later, within ninety (90) days after a MOE Revocation), she shall not be entitled to compensation (such as Termination Compensation) or other benefits (including the special SERP enhancement benefits described in Section 8f) under this Agreement for any period after such termination.

f. The Employee is a participant in the BB&T Corporation Non-Qualified Defined Benefit Plan (the “SERP”). The SERP was formerly known as the Branch Banking and Trust Company Supplemental Executive Retirement Plan. The SERP is a non-qualified, unfunded supplemental retirement plan which provides benefits to or on behalf of selected key management employees. The benefits provided under the SERP supplement the retirement and survivor benefits payable from the Pension Plan. Except in the event the employment of the Employee is terminated by the Employer or BB&T for Just Cause and except in the event the

Employee terminates her employment for any reason other than Good Reason and such termination does not occur within twelve (12) months after a Change of Control (or, if later, within ninety (90) days after a MOE Revocation), the following special provisions shall apply for purposes of this Agreement:

(i) The provisions of the SERP shall be and hereby are incorporated in this Agreement. The SERP, as applied to the Employee, may not be terminated, modified or amended without the express written consent of the Employee. Thus, any amendment or modification to the SERP or the termination of the SERP shall be ineffective as to the Employee unless the Employee consents in writing to such termination, modification or amendment. The Supplemental Pension Benefit (as defined in the SERP) of the Employee shall not be adversely affected because of any modification, amendment or termination of the SERP. In the event of any conflict between the terms of this subparagraph f and the SERP, the provisions of this subparagraph f shall prevail.

(ii) The SERP, as applied to the Employee, shall be and hereby is amended by the following special provisions:

(A) In determining the Employee’s Years of Service (as defined in the Pension Plan), the Compensation Continuance Period shall be taken into account. The Employee shall be credited with one Year of Service for each Computation Period which begins and ends during the Compensation Continuance Period. The 35 Years of Service limitation specified in the Pension Plan shall, however, apply.

(B) The Average Compensation (as defined in the Pension Plan) of the Employee shall be the greater of (1) or (2), where (1) is her Average Compensation as determined under the Pension Plan as of her Termination Date and (2) is the annual amount of her Termination Compensation.

Attached to this Agreement as Exhibit A are several SERP calculations. The purpose of these calculations is to illustrate the application and effect of this subparagraph f.

g. In receiving any payments pursuant to this Section 8, the Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee hereunder and such amounts shall not be reduced or terminated whether or not the Employee attains other employment.

h. In the event that any amount paid or distributed to the Employee pursuant to this Agreement shall constitute a parachute payment within the meaning of Section 280G of the Code, and the aggregate of such parachute payments and any other amounts paid or distributed to the Employee from any other plans or arrangements maintained by the Employer,

BB&T, or their Affiliates shall cause the Employee to be subject to the Excise Tax, the Employer shall pay to the Employee an additional amount (the “Gross-Up Payment”) such that the net amount the Employee shall receive after the payment of any Excise Tax shall equal the amount which she would have received if the Excise Tax had not been imposed. The Gross-Up Payment shall be determined by BB&T’s regular independent auditors and shall equal the sum of the following:

(1) The rate of the Excise Tax multiplied by the amount of the excess parachute payments;

(2) Any federal income tax, social security tax, unemployment tax or Excise Tax imposed upon the Employee as a result of the Gross-Up Payment required to be made under this subparagraph h.; and

(3) Any state income or other tax imposed upon the Employee as a result of the Gross-Up Payment required to be made under this subparagraph h.

For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for individuals in the calendar year in which the Excise Tax is required to be paid. In addition, the Employee shall be deemed to pay state income taxes at a rate determined in accordance with the following formula:

( 1 - (highest marginal rate of federal income taxation for individuals)) x (highest marginal rate of North Carolina income taxes for individuals in the calendar year in which the Excise Tax is required to be paid).

In the event the Employee is subject to the provisions of Section 68 of the Code, the combined federal and state income tax rate determined above shall be adjusted to reflect any loss in the federal deduction for state income taxes on the Gross-Up Payment.

The Gross-Up Payment shall be paid to the Employee by the Employer or BB&T on or before the date that the Employee is required to pay the Excise Tax; provided, however, that if the amount of such payment cannot be finally determined on or before such day, the Employer or BB&T shall pay to the Employee on such day an estimate, as determined in good faith by BB&T’s regular independent auditors, of the minimum amount of such payment and shall pay the remainder of such payment (together with interest at the rate provided under Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but no later than the thirtieth (30th) day after the date the Employee becomes subject to the payment of the Excise Tax. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Employee shall repay to the Employer or BB&T, as applicable, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, federal and state taxes imposed on the Gross-Up Payment being repaid by the Employee, if such repayment results in a reduction in Excise Tax and/or a federal or state tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Employer or BB&T shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined. The parties agree that the intent of this subparagraph h is that the Employee shall be reimbursed for the Excise Tax on her excess parachute payments and all taxes on that reimbursement. The intended goal is to place the Employee in the same economic position as if no Excise Tax had been imposed.

i. A termination of the Employee’s employment by BB&T, the Employer or the Employee for any reason other than death shall be communicated by Notice of Termination to the other parties hereto. For this purpose, a Notice of Termination means a written notice which specifies the effective date of termination.

9. Other Employment. The Employee shall devote all of her business time, attention, knowledge and skills solely to the business and interests of the Employer, BB&T and their Affiliates. The Employer, BB&T and their Affiliates shall be entitled to all of the benefits, profits and other emoluments arising from or incident to all work, services and advice of the Employee, and the Employee shall not, during the Term, become interested, directly or indirectly, in any manner, as a partner, officer, director, stockholder, advisor, consultant, employee or in any other capacity in any other business similar to the business of the Employer, BB&T and their Affiliates. Nothing contained in this Section 9 shall be deemed, however, to prevent or limit the right of the Employee to invest in a business similar to the business of the Employer, BB&T and their Affiliates if such investment is limited to less than one (1) percent of the capital stock or other securities of any corporation or similar organization whose stock or securities are publicly owned or are regularly traded on any public exchange.

10. Severability. All agreements and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

11. Assignment Prohibited. This Agreement is personal to each of the parties hereto, and none of the parties may assign or delegate any of her or its rights or obligations hereunder without first obtaining the written consent of the other parties; provided, however, that nothing in this Section 11 shall preclude the Employee from designating a beneficiary to receive any benefit payable under this Agreement upon her death.

12. No Attachment. Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

13. Headings. The headings of paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

14. Governing Law. The parties intend that this Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with and under and pursuant to the laws of the State of North Carolina without regard to conflicts of law principles thereof and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of North Carolina shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

15. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the Employee and her heirs, executors, administrators and legal representatives and BB&T, the Employer and their permitted successors and assigns.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17. Notices. All notices, requests, demands and other communications to any party under this Agreement shall be in writing (including telefacsimile transmission or similar writing) and shall be given to such party at her or its address or telefacsimile number set forth below or at such other address or telefacsimile number as such party may hereafter specify for the purpose of giving notice to the other party:

(a) If to the Employee:

Barbara F. Duck

2004 McRae Road

Wilson, NC 27896

(b) If to BB&T or the Employer:

BB&T Corporation

200 West Second Street

Winston-Salem, NC 27101

Fax: (336) 733-2058

Attention: Chief Operating Officer

Each such notice, request, demand or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this Section 17. Delivery of any notice, request, demand or other communication by telefacsimile shall be effective when received if received during normal business hours on a business day. If received after normal business hours, the notice, request, demand or other communication will be effective at 10:00 a.m. on the next business day.

18. Modification Of Agreement. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this Section 18 may not be waived except as herein set forth.

19. Taxes. To the extent required by applicable law, the Employer or BB&T shall deduct and withhold all necessary federal, state, local and employment taxes and any other similar sums required by law to be withheld from any payments made pursuant to the terms of this Agreement.

20. Attorneys’ Fees. In the event any dispute shall arise between the Employee, the Employer and BB&T as to the terms or interpretations of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action taken by the Employee to enforce the terms of this Agreement or in defending against any action taken by the Employer or BB&T, the Employer or BB&T shall reimburse the Employee for all reasonable costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceeding or action, if the Employee shall prevail in any action initiated by the Employee or shall have acted reasonably and in good faith in defending against any action initiated by the Employer or BB&T. Such reimbursement shall be paid within ten (10) days of the Employee furnishing to the Employer written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by the Employee. Any such request for reimbursement by the Employee shall be made no more frequently than at 60-day intervals.

21. Joint and Several Obligations. To the extent permitted by applicable law, all obligations of the Employer or BB&T under this Agreement shall be joint and several.

22. Recitals. The recitals to this Agreement shall form a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

BB&T CORPORATION

By:	/s/ Robert E. Greene
Name:	Robert E. Greene
Title:	Sr. Exec. Vice President

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Robert E. Greene
Name:	Robert E. Greene
Title:	President

EMPLOYEE:

Barbara F. Duck
BARBARA F. DUCK